CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm under the captions "Financial Highlights" within each Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated January 26, 2011, with respect to the financial statements of AllianceBernstein Balanced Shares, Inc. for the fiscal year ended November 30, 2010, which is incorporated by reference in the Post-Effective Amendment No. 110 to the Registration Statement (Form N-1A No. 2-10988) of AllianceBernstein Balanced Shares, Inc.


                                ERNST & YOUNG LLP




New York, New York
February 23, 2011




SK 00250 0027 1175205